Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 ) pertaining to the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies of our reports (a) dated February 17, 2009, with respect to the consolidated financial statements of CSX Corporation and the effectiveness of internal control over financial reporting of CSX Corporation, incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 26, 2008, and (b) dated June 19, 2009, with respect to the financial statements and schedule of the Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies included in the Plan’s Annual Report (Form 11-K), for the fiscal year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
July 14, 2009